Exhibit 3

Since the filing of its initial Schedule 13D, Crescent purchased a total of 37,412 shares of Common Stock on the dates and at the prices set forth below.

Date of purchase	Number of shares purchased	Price per share

2/23/2004	1,064	$30.419
2/20/2004	4,000	$30.425
2/19/2004	2,000	$30.500
2/13/2004	2,292	$30.500
2/12/2004	1,130	$30.500
2/11/2004	373	$30.500
2/10/2004	1,205	$30.500
2/9/2004	5,000	$30.410
2/6/2004	9,848	$30.327
2/5/2004	700	$30.500
2/4/2004	3,161	$30.401
2/3/2004	1,639	$30.330
1/26/2004	4,000	$30.500
1/22/2004	1,000	$30.450